EXHIBIT 23











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                                                                    Exhibit 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 8, 2005, relating to the financial statements and financial statement schedules of IDACORP, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the consolidation of two variable interest entities related to the adoption of Financial Accounting Standards Board Interpretation No. 46(R)), and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of IDACORP, Inc. for the year ended December 31, 2004.


/s/ DELOITTE & TOUCHE LLP
Boise, Idaho

May 25, 2005